Exhibit 99.(a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	SEI Structured Credit Interval Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

FIRST:	That the name of the Trust is changed from “SEI Structured Credit Interval Fund” to “SEI Alternative Income Fund”.

3.	This Certificate of Amendment shall be effective March 31, 2023.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 31st day of March, 2023.

By:	/s/ Stephen MacRae

Name:	Stephen MacRae
Title:	Trustee, SEI Structured Credit Interval Fund